EXHIBIT 19.1

Scientific Industries, Inc.

Policy on Insider Trading

This Insider Trading Policy (this “Policy”) sets forth the policy of Scientific Industries, Inc. (the “Company”) on trading the Company’s securities or securities of certain other publicly traded companies while in possession of confidential information and the disclosure of such confidential information. This Policy is divided into two parts: the first part prohibits trading in certain circumstances and applies to all directors and officers and of the Company (“Company Insiders”), and the second part imposes special additional trading restrictions and applies to all the Company Insiders as well as those employees who typically have access to financial and other highly sensitive information regarding the Company’s business (collectively, “Covered Persons”). This Policy applies to all Covered Persons and any other employee in possession of material nonpublic information.

One of the principal purposes of the federal securities laws is to prohibit insider trading. Simply stated, insider trading occurs when a person uses material nonpublic information to make decisions to purchase, sell, give away or otherwise trade the Company’s securities or the securities of certain other companies or to provide that information to others, whether inside or outside the Company, who then trade in the Company’s securities. The prohibitions against insider trading apply to trades, tips and recommendations by virtually any person, including all persons associated with the Company, if the information involved is “material” and “nonpublic.” These terms are defined in this Policy under Part I, Section 3 below. The prohibitions would apply to any director, officer or employee who buys or sells securities on the basis of material nonpublic information that he or she obtained about the Company, its customers, suppliers, partners, competitors or other companies with which the Company has contractual relationships or may be negotiating transactions.

PART I

1. Applicability

This Policy applies to all trading or other transactions in (i) the Company’s securities, including common stock, options and any other securities that the Company may issue, such as preferred stock, notes, bonds and convertible securities, as well as to derivative securities relating to any of the Company’s securities, whether or not issued by the Company and (ii) the securities of certain other companies, including common stock, options and other securities issued by those companies as well as derivative securities relating to any of those companies’ securities, where the person trading used material nonpublic information obtained while working for the Company.

This Policy applies to all Covered Persons and any other employee in possession of material nonpublic information.

2. General Policy: No Trading or Causing Trading While in Possession of Material Nonpublic Information

(a) No director, officer or employee or any of their immediate family members may purchase or sell, or offer to purchase or sell, any Company security, whether or not issued by the Company, while in possession of material nonpublic information about the Company.

(b) No director, officer or employee or any of their immediate family members who knows of any material nonpublic information about the Company may communicate that information to (“tip”) any other person, including family members and friends, or otherwise disclose such information without the Company’s authorization.

(c) No director, officer or employee or any of their immediate family members may purchase or sell any security of any other publicly traded company while in possession of material nonpublic information that was obtained in the course of his or her involvement with the Company. No director, officer or employee or any of their immediate family members who knows of any such material nonpublic information may communicate that information to, or tip, any other person, including family members and friends, or otherwise disclose such information without the Company’s authorization.

(d) For compliance purposes, you should never trade, tip or recommend securities (or otherwise cause the purchase or sale of securities) while in possession of information that you have reason to believe is material and nonpublic unless you first consult with, and obtain the advance approval of, the Compliance Officer (which is defined in Part I, Section 3(c) below).

(e) Covered Persons must “pre-clear” all trading in securities of the Company in accordance with the procedures set forth in Part II, Section 3 below.

3. Definitions

(a) Material. Insider trading restrictions come into play only if the information you possess is “material.” Materiality, however, involves a relatively low threshold. Information is generally regarded as “material” if it has market significance, that is, if its public dissemination is likely to affect the market price of securities, or if it otherwise is information that a reasonable investor would want to know before making an investment decision.

Information dealing with the following subjects is reasonably likely to be found material in particular situations:

(i)	significant changes in the Company’s prospects;

(ii)	significant write-downs in assets or increases in reserves;

(iii)	developments regarding significant litigation or government agency investigations;

(iv)	liquidity problems;

(v)	changes in earnings estimates or unusual gains or losses in major operations;

(vi)	major changes in the Company’s management or the board of directors;

(vii)	changes in dividends;

(viii)	extraordinary borrowings;

(ix)	major changes in accounting methods or policies;

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(x)	award or loss of a significant contract;

(xi)	cybersecurity risks and incidents, including vulnerabilities and breaches;

(xii)	changes in debt ratings;

(xiii)

proposals, plans or agreements, even if preliminary in nature, involving mergers, acquisitions, divestitures, recapitalizations, strategic alliances, licensing arrangements, or purchases or sales of substantial assets; and

(xiv)	offerings of Company securities.

Material information is not limited to historical facts but may also include projections and forecasts. With respect to a future event, such as a merger, acquisition or introduction of a new product, the point at which negotiations or product development are determined to be material is determined by balancing the probability that the event will occur against the magnitude of the effect the event would have on a company’s operations or stock price should it occur. Thus, information concerning an event that would have a large effect on stock price, such as a merger, may be material even if the possibility that the event will occur is relatively small. When in doubt about whether particular nonpublic information is material, you should presume it is material. If you are unsure whether information is material, you should either consult the Compliance Officer before making any decision to disclose such information (other than to persons who need to know it) or to trade in or recommend securities to which that information relates or assume that the information is material.

(b) Nonpublic. Insider trading prohibitions come into play only when you possess information that is material and “nonpublic.” The fact that information has been disclosed to a few members of the public does not make it public for insider trading purposes. To be “public” the information must have been disseminated in a manner designed to reach investors generally, and the investors must be given the opportunity to absorb the information. Even after public disclosure of information about the Company, you must wait until the expiration of the relevant “Blackout Period” discussed in Part II below before you can treat the information as public.

Nonpublic information may include:

(i)	information available to a select group of analysts or brokers or institutional investors;

(ii)	undisclosed facts that are the subject of rumors, even if the rumors are widely circulated; and

(iii)

information that has been entrusted to the Company on a confidential basis until a public announcement of the information has been made and enough time has elapsed for the market to respond to a public announcement of the information (normally two trading days).

As with questions of materiality, if you are not sure whether information is considered public, you should either consult with the Compliance Officer or assume that the information is nonpublic and treat it as confidential.

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(c) Compliance Officer. The Company has appointed the Chief Executive Officer as the Compliance Officer for this Policy. The duties of the Compliance Officer include, but are not limited to, the following:

(i)	assisting with implementation and enforcement of this Policy;

(ii)	circulating this Policy to all employees and ensuring that this Policy is amended as necessary to remain up-to-date with insider trading laws;

(iii)	pre-clearing all trading in securities of the Company by Covered Persons in accordance with the procedures set forth in Part II, Section 3 below; and

(iv)	providing approval of any Rule 10b5-1 plans under Part II, Section 1(c) below and any prohibited transactions under Part II, Section 4 below.

(v)	providing a reporting system with an effective whistleblower protection mechanism.

4. Exceptions

The trading restrictions of this Policy do not apply to the following:

(a) 401(k) Plan. Investing 401(k) plan contributions in a Company stock fund in accordance with the terms of the Company’s 401(k) plan. However, any changes in your investment election regarding the Company’s stock are subject to trading restrictions under this Policy.

(b) Options. Exercising stock options granted under the Company’s 2022 Stock Option Plan, as amended, for cash or the delivery of previously owned Company stock. However, the sale of any shares issued on the exercise of Company-granted stock options and any cashless exercise of Company-granted stock options are subject to trading restrictions under this Policy.

5. Violations of Insider Trading Laws

Penalties for trading on or communicating material nonpublic information can be severe, both for individuals involved in such unlawful conduct and their employers and supervisors, and may include jail terms, criminal fines, civil penalties and civil enforcement injunctions. Given the severity of the potential penalties, compliance with this Policy is absolutely mandatory.

(a) Legal Penalties. A person who violates insider trading laws by engaging in transactions in a company’s securities when he or she has material nonpublic information can be sentenced to a substantial jail term and required to pay a criminal penalty of several times the amount of profits gained or losses avoided.

In addition, a person who tips others may also be liable for transactions by the tippees to whom he or she has disclosed material nonpublic information. Tippers can be subject to the same penalties and sanctions as the tippees, and the Securities and Exchange Commission (“SEC”) has imposed large penalties even when the tipper did not profit from the transaction.

The SEC can also seek substantial civil penalties from any person who, at the time of an insider trading violation, “directly or indirectly controlled the person who committed such violation,” which would apply to the Company and/or management and supervisory personnel. These control persons may be held liable for up to the greater of $2,301,065 or three times the amount of the profits gained or losses avoided. Even for violations that result in a small or no profit, the SEC can seek penalties from a company and/or its management and supervisory personnel as control persons.

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(b) Company-Imposed Penalties. Employees who violate this Policy may be subject to disciplinary action by the Company, including dismissal for cause. Any exceptions to the Policy, if permitted, may only be granted by the Compliance Officer and must be provided before any activity contrary to the above requirements takes place.

(c) Reports of Unauthorized Trading or Disclosure. If you have supervisory authority over any Company personnel, you must immediately report to the Compliance Officer any trading in Company securities by our personnel and any disclosure of material nonpublic information by our personnel if you have reason to believe that such trade or disclosure may violate this Policy, another company policy or applicable securities laws. Because the SEC can seek civil penalties against the Company and its directors, officers and supervisory personnel for failing to take appropriate steps to prevent illegal trading, the Company should be made aware of any suspected violations as early as possible.

6. Inquiries

If you have any questions regarding any of the provisions of this Policy, please contact the Compliance Officer.

PART II

1. Blackout Periods

All Covered Persons are prohibited from trading in the Company’s securities during blackout periods as defined below.

(a) Quarterly Blackout Periods. Trading in the Company’s securities is prohibited during the period beginning at the close of the market on two weeks before the end of each fiscal quarter and ending at the close of business on the second trading day following the later of the date the Company’s financial results are publicly disclosed and Form 10-Q or Form 10-K, as applicable, is filed. During these periods, Covered Persons generally possess or are presumed to possess material nonpublic information about the Company’s financial results.

(b) Other Blackout Periods. From time to time, other types of material nonpublic information regarding the Company (such as negotiation of mergers, acquisitions or dispositions, investigation and assessment of cybersecurity incidents or new product developments) may be pending and not be publicly disclosed. While such material nonpublic information is pending, the Company may impose special blackout periods during which Covered Persons are prohibited from trading in the Company’s securities. If the Company imposes a special blackout period, it will notify the Covered Persons affected.

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(c) Exception. These trading restrictions do not apply to transactions under a pre-existing written plan, contract, instruction, or arrangement under Rule 10b5-1 under the Securities Exchange Act of 1934 (an “Approved 10b5-1 Plan”) that meet the following requirements:

(i)

it has been reviewed and approved by the Compliance Officer at least five days in advance of being entered into (or, if revised or amended, such proposed revisions or amendments have been reviewed and approved by the Compliance Officer at least five days in advance of being entered into);

(ii)

it provides that no trades may occur thereunder until expiration of the applicable cooling-off period specified in Rule 10b5-1(c)(ii)(B), and no trades occur until after that time. The appropriate cooling-off period will vary based on the status of the Covered Person. For directors and officers, the cooling-off period ends on the later of (x) ninety days after adoption or certain modifications of the 10b5-1 plan; or (y) two business days following disclosure of the Company’s financial results in a Form 10-Q or Form 10-K for the quarter in which the 10b5-1 plan was adopted. For all other Covered Persons, the cooling-off period ends 30 days after adoption or modification of the 10b5-1 plan. This required cooling-off period will apply to the entry into a new 10b5-1 plan and any revision or modification of a 10b5-1 plan;

(iii)

it is entered into in good faith by the Covered Person, and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1, at a time when the Covered Person is not in possession of material nonpublic information about the Company; and, if the Covered Person is a director or officer, the 10b5-1 plan must include representations by the Covered Person certifying to that effect;

(iv)

it gives a third party the discretionary authority to execute such purchases and sales, outside the control of the Covered Person, so long as such third party does not possess any material nonpublic information about the Company; or explicitly specifies the security or securities to be purchased or sold, the number of shares, the prices and/or dates of transactions, or other formula(s) describing such transactions; and

(v)	it is the only outstanding Approved 10b5-1 Plan entered into by the Covered Person (subject to the exceptions set out in Rule 10b5-1(c)(ii)(D)).

No Approved 10b5-1 Plan may be adopted during a blackout period.

If you are considering entering into, modifying or terminating an Approved 10b5-1 Plan or have any questions regarding Approved Rule 10b5-1 Plans, please contact the Compliance Officer. You should consult your own legal and tax advisors before entering into, or modifying or terminating, an Approved 10b5-1 Plan. A trading plan, contract, instruction or arrangement will not qualify as an Approved 10b5-1 Plan without the prior review and approval of the Compliance Officer as described above.

2. Trading Window

Covered Persons are permitted to trade in the Company’s securities when no blackout period is in effect. However, even during this trading window, a Covered Person who is in possession of any material nonpublic information should not trade in the Company’s securities until the information has been made publicly available or is no longer material. In addition, the Company may close this trading window if a special blackout period under Part II, Section 1(b) above is imposed and will re-open the trading window once the special blackout period has ended.

3. Pre-Clearance of Securities Transactions

(a) Because Covered Persons are likely to obtain material nonpublic information on a regular basis, the Company requires all such persons to refrain from trading, even during a trading window under Part II, Section 2 above, without first pre-clearing all transactions in the Company’s securities.

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(b) Subject to the exemption in subsection (d) below, no Covered Person may, directly or indirectly, purchase or sell (or otherwise make any transfer, gift, pledge or loan of) any Company security at any time without first obtaining prior approval from the Compliance Officer. These procedures also apply to transactions by such person’s spouse, other persons living in such person’s household and minor children and to transactions by entities over which such person exercises control.

(c) The Compliance Officer shall record the date each request is received and the date and time each request is approved or disapproved.

(d) Pre-clearance is not required for purchases and sales of securities under an Approved 10b5-1 Plan once the applicable cooling-off period has expired. No trades may be made under an Approved 10b5-1 Plan until expiration of the applicable cooling-off period. With respect to any purchase or sale under an Approved 10b5-1 Plan, the third party effecting transactions on behalf of the Covered Person should be instructed to send duplicate confirmations of all such transactions to the Compliance Officer.

(e) This pre-clearance requirement is designed as a means of enforcing the policies specified above. Specifically:

•	Any proposed transaction, including a proposed gift of Company securities, (unless otherwise specified) should be submitted to the Compliance Officer at least two full trading days in advance of the proposed transaction.

•	Before any trade, the Compliance Officer must confirm to the person requesting pre-clearance orally or by email that the window period is open and will remain open for the period during which the trade or other proposed transaction is expected to occur.

•	Any confirmation must not have been revoked by oral or email notice from the Compliance Officer.

•	Pre-cleared trades must be completed within two full trading days of receipt of pre-clearance unless an exception is granted by the Compliance Officer. Transactions not completed within the time limit are subject to pre-clearance again.

•	The person requesting pre-clearance needs to receive a new oral or email confirmation that the window period is open before each trade, whether or not confirmation has been given for a prior trade during that window period.

•	The Compliance Officer is not under any obligation to approve a transaction submitted for pre-clearance and may determine not to permit the transaction. If pre-clearance is requested but permission to engage in the transaction is denied, the person requesting pre-clearance should refrain from initiating any transaction in Company securities and should not inform any other person of the restriction.

•	The person requesting pre-clearance is responsible for ensuring that they do not have material nonpublic information about the Company before engaging in a transaction and that they comply with any and all other legal obligations. Therefore, when a request for pre-clearance is made, the person requesting pre-clearance should carefully consider whether they are aware of any material nonpublic information about the Company and should describe fully those circumstances to the Compliance Officer. If the person requesting pre-clearance is subject to the requirements of Section 16 of the Exchange Act, they should also consider whether they have effected any non-exempt transactions within the past six months or otherwise that must be reported on an appropriate Form 4 or Form 5. In addition, they should be prepared to comply with Rule 144 under the Securities Act of 1933, as amended, and requirements to file Form 144.

•	The Compliance Officer may not trade or engage in any other transaction in our securities unless the CEO of the Company or the Board of Directors has approved the trade or transaction in accordance with this Policy’s procedures.

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The Compliance Officer’s approval of a transaction submitted for preclearance does not constitute legal advice, does not constitute confirmation that the person requesting pre-clearance does not possess material nonpublic information and does not relieve that person of any of their legal obligations. A decision made in good faith by a Compliance Officer to deny a trade or other transaction shall be final and binding on the person requesting pre-clearance, and, as stated above, should not be disclosed by such person to any other person, other than his or her attorney and stockbroker or investment adviser, who shall likewise keep the denial confidential.

4. Prohibited Transactions

(a) Covered Persons are prohibited from trading in the Company’s equity securities during a blackout period imposed under an “individual account” retirement or pension plan of the Company, during which at least 50% of the plan participants are unable to purchase, sell or otherwise acquire or transfer an interest in equity securities of the Company, due to a temporary suspension of trading by the Company or the plan fiduciary.

(b) Company Insiders, including any person’s spouse, other persons living in such person’s household and minor children and entities over which such person exercises control, are prohibited from engaging in the following transactions in the Company’s securities unless advance approval is obtained from the Compliance Officer:

(i)	Short-term trading. Company Insiders who purchase Company securities may not sell any Company securities of the same class for at least six months after the purchase;

(ii)	Short sales. Company Insiders may not sell the Company’s securities short;

(iii)	Options trading. Company Insiders may not buy or sell puts or calls or other derivative securities on the Company’s securities;

(iv)	Trading on margin or pledging. Company Insiders may not hold Company securities in a margin account or pledge Company securities as collateral for a loan; and

(v)	Hedging. Company Insiders may not enter into hedging or monetization transactions or similar arrangements with respect to Company securities.

(c) If securities transactions ever become the subject of scrutiny, they are likely to be viewed after-the-fact with the benefit of hindsight. As a result, before engaging in any transaction a Covered Person should carefully consider how his or her transaction may be construed in the bright light of hindsight. Again, in the event of any questions or uncertainties about the Policy, please consult the Company’s Compliance Officer.

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(d) No director, officer, or other employee of the Company may place purchase or sell orders or recommend that another person place a purchase or sell order in the securities of another corporation if the person learns of material nonpublic information about the other corporation in the course of his/her employment with the Company. Individuals should treat material nonpublic information about the Company’s business partners with the same care required with respect to information related directly to the Company.

(e) The Company discourages placing standing or limit orders on Company securities. Standing and limit orders are orders placed with a broker to sell or purchase stock at a specified price. Similar to the use of margin accounts, these transactions create heightened risks for insider trading violations. Because there is no control over the timing of purchases or sales that result from standing instructions to a broker, a transaction could be executed when persons subject to this Policy are in possession of material nonpublic information. Unless standing and limit orders are submitted under an Approved Rule 10b5-1 Plan in accordance with this Policy, if you determine that you must use a standing order or limit order, the order should be limited to short duration and should otherwise comply with the trading restrictions and procedures outlined in this Policy. If you have a managed account (where another person has been given discretion or authority to trade without your prior approval), you should advise your broker or investment adviser not to trade in Company securities at any time and minimize trading in securities of companies in our industry. This restriction does not apply to investments in publicly available mutual funds.

5. Acknowledgment and Certification

All Covered Persons are required to sign the attached acknowledgment and certification.

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ACKNOWLEDGMENT AND CERTIFICATION

The undersigned does hereby acknowledge receipt of the Company’s Insider Trading Policy. The undersigned has read and understands (or has had explained) such Policy and agrees to be governed by such Policy at all times in connection with the purchase and sale of securities and the confidentiality of nonpublic information.

(Signature)

(Please print name)
Date: ________________________

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